FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98213

Contact:
John J. Dickson
President and CEO
425-514-0700

Lyle E. Ryan
President and CBO
Frontier Bank
425-514-0700

NEWS RELEASE

For release November 12, 2008

FRONTIER FINANCIAL CORPORATION
ANNOUNCES STATUS OF TREASURY CAPITAL PURCHASE PROGRAM APPLICATION

EVERETT, WASHINGTON – November 12, 2008.  Frontier Financial Corporation (NASDAQ: FTBK), the financial holding company for Frontier Bank, indicated they have filed an application for the Capital Purchase Program announced by the Treasury.  The deadline to file the application is November 14, 2008.  At this time, Frontier’s application has neither been denied nor approved by their federal regulators or the Treasury.

“The steep drop in our stock price the last two days is partially due to persistent rumors that our Capital Purchase Program application had been denied by our regulators.  Our application is being processed and they have neither approved nor denied it.  The regulators face a monumental task of addressing the applications for the potentially thousands of banks in the country which have not received a response to their application.  The timing on which we will receive an answer on our application is undetermined at this time,” said John Dickson, President and CEO.

In addition, Dickson indicated Frontier will continue to participate in the Temporary Liquidity Guarantee Program, which allows for unlimited FDIC Insurance coverage on all noninterest bearing checking accounts through December 31, 2009.  This program was announced October 14, 2008 to enhance depositor confidence in the stability of the financial system.  Banks will be included in the program unless they chose to opt-out.  Prior to the announcement of this program, the Emergency Economic Recovery Act of 2008 was passed which included the increase in the basic FDIC Insurance coverage per depositor from $100,000 to $250,000 through December 31, 2009.

Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

Information herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  A variety of factors could cause Frontier Financial Corporation’s actual results to differ from those expected at the time of this release.  Investors are encouraged to read the SEC report of Frontier, particularly its Form 10-K for the Fiscal Year Ended December 31, 2007, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.